Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Invitae Corporation (“Invitae”, “we,” “our” or “us) and ArcherDX Inc. (“ArcherDX”); and are adjusted to give effect to the October 2020 merger of ArcherDX with and into a wholly-owned subsidiary of Invitae, referred herein as the merger. In order to finance the merger, Invitae entered into a Credit Agreement and Guaranty (the “debt financing”) and a Securities Purchase Agreement for the sale of shares of Invitae common stock (the “equity financing”); both of which closed at the same time as the merger.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statements of operations of Invitae and ArcherDX adjusted to reflect the merger, debt financing, and equity financing as if all occurred on January 1, 2020. An unaudited pro forma condensed combined balance sheet has not been presented as the merger, debt financing, and equity financing were reflected in Invitae’s balance sheet at December 31, 2020 included in the Invitae’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021.

The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are directly attributable to the merger and other related transactions and are factually supportable.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial results of operations in future periods or the results that actually would have been achieved if Invitae and ArcherDX had been a combined company during the year ended December 31, 2020. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that Invitae may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•

The historical audited consolidated financial statements of Invitae as of and for the year ended December 31, 2020 included in Invitae’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021;

•	ArcherDX’s unaudited financial statements and notes for the nine months ended September 30, 2020 included in Invitae’s Form 8-K/A filed with the SEC on November 23, 2020;

INVITAE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share data)

	Historical		Transaction Accounting Adjustments (Note 4)		Other Transaction Accounting Adjustments (Note 5)
	Invitae	ArcherDX (Note 2)					Pro Forma Combined
Revenue:
Test revenue	$272,310	$33,093	$—		$—		$305,403
Other revenue	7,288	14,542	(1,380)	F	—		20,450

Total revenue	279,598	47,635	(1,380)		—		325,852
Cost of revenue	198,275	21,080	19,537	A, D, G	—		238,892
Research and development	240,605	55,865	5,139	B, C, D, G	—		301,609
Selling and marketing	168,317	15,538	4,685	B, C, D, G	—		188,540
General and administrative	324,573	102,552	8,763	B, C, D, E, G	—		435,888

Loss from operations	(652,172)	(147,400)	(39,504)		—		(839,076)
Other income (expense), net	(32,332)	(50,795)	(1,512)	E	—		(84,639)
Interest expense, net	(29,766)	(3,867)	3,959	E	(17,862)	I	(47,536)

Net loss before taxes	(714,270)	(202,062)	(37,057)		(17,862)		(971,251)
Income tax benefit	(112,100)	—	—		—		(112,100)

Net loss	$(602,170)	$(202,062)	$(37,057)		(17,862)		$(859,151)

Net loss per share, basic and diluted	$(4.47)	$(30.84)	$(2.31)		$(1.40)		$(5.05)
Shares used in computing net loss per share, basic and diluted	134,587	6,552	16,051	H	12,798	J	169,988

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Merger of ArcherDX

In June 2020, we entered into a definitive agreement with ArcherDX, a genomics analysis company democratizing precision oncology, and at the beginning of October 2020, the closing conditions were met and the transaction was consummated. Under the terms of the agreement, we acquired 100% of the equity interest of ArcherDX for $2.3 billion, comprised of $2.0 billion in the form of our common stock, $2.0 million in liabilities, and the remainder in cash. We incurred $20.9 million of transaction costs related to the acquisition of ArcherDX which we recorded as general and administrative expense during the year ended December 31, 2020. Additionally, ArcherDX incurred $4.6 million of transaction costs related to the acquisition which was recorded as general and administrative expense within the historical ArcherDX statement of operations.

The merger was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805—Business Combinations. Under the acquisition method of accounting, the total purchase price of the merger is allocated to the tangible and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase price over the net assets is recorded as goodwill.

We may be required to pay contingent consideration based on achievement of post-closing development and revenue milestones. As of the closing date, the total fair value of the contingent consideration was $945.2 million, $933.6 million of which was included in the purchase price and $11.6 million recognized as non-recurring post-combination compensation expense. Of this $933.6 million, $925.1 million would be in the form of shares of our common stock which will be priced at the time of the milestone achievement, and the remainder in cash. During the three months ended March 31, 2021, Invitae and the sellers of ArcherDX reached an agreement to reduce the purchase price by $1.5 million based on the final acquired net working capital. This adjustment was recorded during the three months ended March 31, 2021 and reduced the contingent consideration and goodwill by approximately $1.5 million.

The milestones are expected to be completed within approximately two years from the date of the merger, with one of them being achieved during November 2020 which resulted in the issuance of 5.0 million shares of our common stock and a cash payment of $1.9 million. This milestone achievement subsequent to the closing date resulted in the recognition of $40.6 million in general and administrative expense. Our pro forma financial information includes adjustments in expected timing of achievement of milestones calculated from the consummation of the acquisition. The material factors that may impact the fair value of the contingent consideration, and therefore the liability, are (i) the estimated number of shares issued, (ii) the volatility assumptions of our common stock used in the Monte Carlo simulation, (iii) the probabilities and timing of achievement of milestones and (iv) discount rates, all of which are Level 3 inputs not supported by market activity. Significant changes in any of these inputs may result in a significant change in fair value, which is estimated at each reporting date with changes reflected as general and administrative expense. As of December 31, 2020, the fair value of the contingent consideration representing the remaining milestones was $788.3 million.

In connection with the merger, all of ArcherDX’s equity awards outstanding and unvested prior to the merger became fully vested per the terms of the agreement. The acceleration of vesting required us to allocate the fair value of the equity attributable to the precombination service to the purchase price and the remaining amount of $125.8 million, inclusive of $11.6 million in contingent consideration, to non-recurring post-combination expense which we recognized as general and administrative expense during the year ended December 31, 2020.

The adjusted purchase price and post-combination expense for the merger is as follows (in millions):

	Purchase Price	Post-combination Expense
Cash consideration	$335.3	$22.5
Liabilities incurred	934.1	12.3
Equity consideration	1,060.6	91.0

Total	$2,330.0	$125.8

Assets acquired and liabilities assumed are recorded based on valuations derived from estimated fair value assessments and assumptions used by us. While we believe that our estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill. The following table summarizes the fair values of assets acquired and liabilities assumed through the merger at the closing date (in millions):

Cash and cash equivalents	$9.1
Accounts receivable	12.1
Inventory	17.6
Prepaids and other current assets	6.8
Property and equipment, net	17.1
Operating lease assets	7.9
Finite life intangible assets	803.8
Other assets	0.7

Total identifiable assets acquired	875.1
Accounts payable	(4.6)
Accrued liabilities	(18.0)
Operating lease obligations (current)	(1.3)
Operating lease obligations, net of current portion	(7.4)
Deferred tax liability	(151.1)
Other long-term liabilities	(13.6)

Net identifiable assets acquired	679.1
Goodwill	1,650.9

Total purchase price	$2,330.0

Based on the guidance provided in ASC 805, Business Combinations, we accounted for the merger as a business combination and determined that 1) ArcherDX was a business which combines inputs and processes to create outputs, and 2) substantially all of the fair value of gross assets acquired was not concentrated in a single identifiable asset or group of similar identifiable assets.

Our purchase price allocation for the acquisition is preliminary and subject to revision as additional information about fair value of assets and liabilities becomes available, primarily related to our deferred tax liability assumed in connection with the merger. Additional information that existed as of the acquisition date but at the time was unknown to us may become known to us during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date.

We measured the identifiable assets and liabilities assumed at their closing date fair values separately from goodwill. The intangible assets acquired are the developed technology related to ArcherDX’s artificial intelligence technology platform, IPR&D for its STRATAFIDE and PCM products, ArcherDX’s customer relationships in place at the time of the merger, and the ArcherDX tradename. We also acquired the right to develop new technology through an existing agreement for the development and commercialization of sequencing-based companion diagnostics between ArcherDX and a vendor. The fair value of our intangible assets acquired as of the acquisition date and the method used to value these assets as well as the estimated economic lives for amortizable intangible assets were as follows (in millions, except estimated useful life which is in years):

	Fair Value	Estimated useful life	Valuation Method	Amortization Expense
Customer relationships	$17.3	12.0	With-and-without	Selling and marketing
Tradename	21.1	12.0	Relief from royalty	Selling and marketing
Developed technology	233.6	12.0	Multi-period excess earnings	Cost of revenue
Right to develop new technology	19.4	15.0	Cost approach	Research and development
In-process research and development	512.4	n/a	Multi-period excess earnings	Not applicable

Total	$803.8

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The merger resulted in the recognition of $1.7 billion of goodwill which we believe relates primarily to the anticipated benefits of synergies created through the merger and assembled workforce. The acquisition of ArcherDX advances our objectives to create a comprehensive offering that provides testing services for disease risk, therapy selection and personalized cancer monitoring to enable precision approaches to cancer treatment. Goodwill created as a result of the merger is not deductible for tax purposes.

We recorded an income tax benefit of $109.5 million in the year ended December 31, 2020 due to net deferred tax liabilities assumed in connection with our acquisition of ArcherDX which provided a future source of income to support the realization of our deferred tax assets and resulted in a partial release of our valuation allowance.

In connection with the merger, we granted inducement awards of Invitae common stock to new employees who joined Invitae in connection with the merger with an estimated fair value of $112.2 million, net of estimated forfeitures. These awards vest upon the achievement of the contingent consideration milestones discussed above and are subject to the employee’s continued service with us, unless terminated without cause in which case vesting is only dependent on milestone achievement. As the number of shares that are expected to be issued are fixed, the awards are equity-classified. During the year ended December 31, 2020, we recorded $41.2 million in stock-based compensation expense based on our probability of milestone achievement which included $2.1 million related to the acceleration of stock-based compensation expense due to the termination of an employee without cause whereby the employee’s continued service is not required.

2. ArcherDX Historical Financial Statements, Accounting Policies, and Reclassification

ArcherDX’s historical financial statements are based on the unaudited consolidated financial statements for the nine months ended September 30, 2020. While the merger closed in early October 2020, the activity between September 30, 2020 and the closing date is insignificant, and therefore, the ArcherDX historical financial information was not adjusted.

ArcherDX prepared its historical financial statements in accordance with U.S. GAAP. Invitae performed certain procedures for the purposes of identifying material differences in significant accounting policies between Invitae and ArcherDX, and any accounting adjustments that would be required in connection with adopting uniform policies. These procedures included a review of ArcherDX’s significant accounting policies and discussion with ArcherDX management. To date, no differences in the accounting policies that will result in material adjustments to Invitae’s consolidated financial statements have been identified.

Additionally, the historical consolidated statement of operations of ArcherDX presented herein have been adjusted to present ArcherDX’s (i) historical revenue and costs of revenue as test revenue and other revenue based on the underlying transactions and (ii) aggregating contingent consideration expense into general and administrative expense as it was presented as a separate financial statement line item by ArcherDX.

3. Financing Transactions

In connection with the merger and as a condition under the merger agreement, Invitae entered into a Credit Agreement and Guaranty with Perceptive Credit Holdings III, LP (“lender”) and we issued a note for $135.0 million (the “debt financing”). The funds from the facility were used (i) to finance the merger in part, (ii) to pay fees, costs and expenses related to the facility, the merger, and the equity financing (discussed below), and (iii) for other general working capital purposes. As part of the facility, Invitae issued a warrant to the lender which is immediately exercisable into 1.0 million shares of Invitae common stock with a seven-year exercise period. On October 21, 2020, the lender exercised the warrant and net settled for 666,872 shares of Invitae common stock.

In addition, Invitae closed on the Securities Purchase Agreement with the investors named therein pursuant to which Invitae issued 16.3 million shares of common stock at a price of $16.85 per share (the “equity financing”). The proceeds from the equity financing were used in part to finance the merger.

4. Transaction Accounting Adjustments related to the merger of ArcherDX

The adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

A.

To reflect the additional cost of sales expense recognized for the fair value adjustment of $4.7 million related to the inventory acquired including finished goods and work in progress. As ArcherDX’s historical inventory turnover rate is short-term in nature, it is expected that the increase in inventory value would be realized within 12 months after the close of the merger.

B.

To reflect the increase in depreciation expense due to the fair value adjustment to the acquired property and equipment. The following table summarizes the estimated fair values for each asset class, the remaining estimated useful life, and the impact to depreciation reflected in the pro forma condensed combined statement of operations (in millions):

	Fair Value	Remaining Estimated Useful Life (Years)	Year Ended December 31, 2020
Furniture and fixtures	$0.6	6	$0.1
Computer equipment	0.1	2	0.1
Lab test equipment	12.3	4	3.1
Manufacturing equipment	0.8	4	0.2
Leasehold improvements	1.3	4	0.3
Computer software	0.2	3	0.1
Construction in progress	1.8	n/a	n/a

Total depreciation expense	$17.1		$3.9

Historical depreciation expense			3.8

Pro forma depreciation expense adjustment			$0.1

The increase of $0.1 million to depreciation expense was recorded to general and administrative, research and development, and selling and marketing based on ArcherDX’s historical expense allocation.

C.

To adjust the rent expense based on the straight-line expense of the leases acquired. This resulted in a reduction to rent expense of less than $0.1 million for the year ended December 31, 2020 and is recognized in general and administrative, research and development, and selling and marketing based on ArcherDX’s historical expense allocation.

D.

To reflect the additional amortization expense related to the finite intangible assets acquired including developed technology, trade names, customer relationships, and the right to develop new technology. The table below summarizes the fair values for each finite life intangible asset, the estimated useful life, and the impact to the pro forma condensed combined statements of operations (in millions, except years):

	Fair Value	Estimated Useful Life (Years)	Year Ended December 31, 2020
Developed technology	$233.6	12.0	$19.5
Tradename	21.1	12.0	1.8
Customer relationships	17.3	12.0	1.4
Right to develop new technology	19.4	15.0	1.2

Total amortization expense	$291.4		$24.0

Historical amortization expense			6.2

Pro forma amortization expense adjustment			$17.8

E.

To reflect the elimination of (i) historical interest expense for ArcherDX debt of $4.0 million; (ii) the elimination of changes in the fair value of the historical warrant liability of $1.5 million, and (iii) the elimination of changes in the fair value of the historical contingent consideration liability of $43.8 million. The ArcherDX debt was not assumed by Invitae.

F

To reflect the reduction revenue due to the fair value of the assumed deferred revenue obligations of $1.4 million. The reduction in fair value is expected to be realized within twelve months of the closing date. The reduction to revenue is recognized within other revenue based on the underlying transactions.

G.

To reflect the $30.3 million of additional stock-based compensation expense for the inducement awards granted to new employees. The awards vest upon achievement of the contingent consideration milestones and subject to the employee’s continued service with us. The stock-based compensation expense is recognized over the period each milestone is expected to be achieved and is allocated to cost of test and other revenue, general and administrative, research and development, and selling and marketing based on the employee’s role at Invitae.

For the year ended December 31, 2020, we recognized $41.2 million in stock-based compensation expense based on our probability of milestones achievement, including the achievement of the first milestone.

Stock-based compensation adjustments also reflects acceleration of awards whereby certain employee’s continued substantive services are not required.

H.

To eliminate historical ArcherDX shares outstanding and to reflect the additional 26.3 million shares of Invitae common stock issued and 3.7 million fully vested Invitae stock option awards granted as part of the acquisition as if they were issued on January 1, 2020 and outstanding for the full year. Potentially dilutive securities, consisting of the contingent consideration agreed to as part of the merger, are excluded from the calculation of diluted net loss per share because their effect would be antidilutive for the period presented.

5. Other Transaction Accounting Adjustments related to the merger of ArcherDX

I.

To reflect the additional interest expense from the debt financing, including amortization of the debt discount and the debt issuance costs, for the year ended December 31, 2020 as if the financing had occurred on January 1, 2020. Interest expense has been adjusted as follows in (in millions, except interest rates):

Year Ended
December 31, 2020
Principal amount	$135.0
Effective interest rate	18%
Interest on principal	14.5
Amortization of debt discount and issuance costs	9.1

Total interest expense	$23.6
Historical interest expense	5.8

Pro forma interest expense adjustment	17.8

J.

To reflect the weighted-average impact of the additional 16.3 million shares of Invitae common stock issued as part of the equity financing and the 666,872 shares of Invitae common stock issued to the lender upon exercising the warrant shortly after the closing date of the merger.